      PRESS RELEASE

For Release:    Immediate
Contact:    Scott Monette
               314/877-7113

RALCORP HOLDINGS, INC. NAMES DAVID L. BERÉ
CORPORATE OFFICER

St. Louis, MO, December 4, 2003 . . .Ralcorp Holdings, Inc. (NYSE:RAH) announced today that David L. Beré was named Corporate Vice President and President and Chief Executive Officer of Bakery Chef, Inc., Ralcorp’s newest subsidiary, a leading manufacturer of frozen griddle products (pancakes, waffles, and French toast) and other frozen, pre-baked products. Before the acquisition, Mr. Beré was President and Chief Executive Officer of Bakery Chef, and also served on its Board of Directors.
Joe Micheletto, Vice-Chairman of Ralcorp’s Board of Directors, said, “David Beré has done a great job managing Bakery Chef to date, and we expect his strong leadership to continue to be a significant asset.”
Mr. Beré has over twenty years of experience in the food industry; he served as President and Chief Executive Officer of McCain Foods USA, and held a number of positions at The Quaker Oats Company. He received both his Master’s in Business Administration and Bachelor of Arts degree in political science from Indiana University. He is married with three children, and will continue to work from Bakery Chef’s headquarters in suburban Chicago.
Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals, crackers and cookies, snack nuts, chocolate candy, salad dressings, mayonnaise, peanut butter, jams and jellies, syrups, and various sauces. In addition, Ralcorp holds a 21.5 percent interest in Vail Resorts, Inc., the premier mountain resort operator in North America.
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NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are sometimes identified by their use of terms and phrases such as “should,” “will,” “can,” “believes,” “could,” “likely,” “anticipates,” “intends,” “plans,” “expects,” or similar expressions. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company’s cautionary statements contained in its filings with the Securities and Exchange Commission.